NeoGenomics Announces CEO Succession Mark Mallon named CEO effective April 2021; Douglas M. VanOort will retire as CEO and transition to executive chairman of the board of directors Ft. Myers, Florida – February 24, 2021 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of oncology testing and global contract research services, today announced that Douglas M. VanOort, its Chairman and CEO, will retire as CEO and transition to become executive chairman of the Board of Directors on April 19, 2021. Mark Mallon, recently serving as CEO of Ironwood Pharmaceuticals, and a former executive vice president of Astra Zeneca, will become NeoGenomics’ CEO and will join the NeoGenomics board of directors at that time. Today’s leadership announcement is part of a deliberate succession planning process. Mr. VanOort has been Chairman and CEO of NeoGenomics for twelve years. During that time, the company has become a clear leader in Oncology diagnostic testing, with revenues increasing from $20 million to the current run-rate of approximately $500 million while the team of employees at NeoGenomics has grown from 114 in 2009 to over 1,700 today. In addition, during this period the NeoGenomics market capitalization has increased from $26 million to in excess of $6 billion. NeoGenomics has been able to grow into a leadership position in oncology while retaining its patient care focus and values-based culture that Mr. VanOort established. Mr. VanOort said “It has been a privilege to lead NeoGenomics over the past twelve years. I am very proud of the talented team that we have built and the successful growth and impact on cancer patients’ lives that we have achieved. I am very excited to be succeeded by Mark. He brings a vast array of strengths that will enable him to chart a clear course that adds value to NeoGenomics. He has a sharp intellect, an engaging personality, a drive for excellence, and an extensive track record of delivering on demanding growth and operating goals. He possesses a unique combination of strategic thinking and empathy that will allow him to balance high standards with our values-based organizational culture. We are thrilled to have a leader with his experience and skill to build on our existing outstanding competitive position and take the company to the next level of performance.” Mark Mallon has had a long and distinguished career in health care. Prior to serving as CEO of Ironwood Pharmaceuticals, where he led the transformation of the company into a GI focused healthcare company, delivering significant profits for the first time and accelerating the growth of its commercial product, Mr. Mallon spent twenty-four years at AstraZeneca where he has a strong track record of success building industry-leading businesses in the U.S. and globally. Mr. Mallon served on the executive committee, as executive vice president of global product and Exhibit 99.1 portfolio strategy leading global marketing, pricing and market access, medical affairs (including health economics and real world evidence) and corporate affairs. He also co-chaired the Late- Stage Product Development Committee for AstraZeneca’s $18 billion Bio-Pharmaceutical business. Prior to this role, he led the International Region, managing a growing $6.5 billion business with over 20,000 employees. He launched AstraZeneca’s emerging market strategy and led the expansion and growth of AstraZeneca’s business in China, where it was the second fastest growing major multinational and second largest pharmaceutical company. As EVP of International, he also oversaw $800 million of Oncology products sales, spanning more than 50 countries. As president of AstraZeneca China, chief operating officer of AstraZeneca Japan, vice president of U.S. sales and marketing operations and president of AstraZeneca Italy, Mr. Mallon delivered several best-in-class new product launches. Mr. Mallon has a B.S. in chemical engineering from the University of Pennsylvania and an M.B.A. in marketing and finance from the Wharton School of Business. Mr. Mallon commented “I am honored to be named the next CEO of NeoGenomics, a very exciting company with a tremendously talented team, a special culture, and enormous opportunities to make a difference for countless numbers of cancer patients. I am personally excited to build on NeoGenomics’ strong competitive position and lead the company into the future. I look forward to working with Doug as executive chairman and learning from his experience as we continue to grow the company.” NeoGenomics’ Lead Director, Lynn Tetrault, said “On behalf of the board of directors, I would like to thank Doug for his extraordinary leadership during the past twelve years. Doug has built an enormously successful company that is highly respected for its customer focus, strategic and operational execution, unique values-based culture and the high caliber of its people. It is a company we are all proud to be a part of. Mark will be a wonderful successor to pursue the tremendous opportunities ahead and continue the remarkable success at NeoGenomics. We are extremely delighted to welcome Mark as our new CEO.” About NeoGenomics, Inc. NeoGenomics, Inc. specializes in cancer genetics testing and information services. The Company provides one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer. The Company's Pharma Services Division serves pharmaceutical clients in clinical trials and drug development. Headquartered in Fort Myers, FL, NeoGenomics operates CAP accredited and CLIA certified laboratories in Fort Myers and Tampa, Florida; Aliso Viejo, Carlsbad and San Diego, California; Houston, Texas; Atlanta, Georgia; Nashville, Tennessee; and CAP accredited laboratories in Rolle, Switzerland, and Singapore. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States, and pharmaceutical firms in Europe and Asia. For additional information about NeoGenomics, visit http://www.neogenomics.com/. Exhibit 99.1

Forward Looking Statements Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company's ability to continue gaining new customers, respond to the effects of the COVID-19 outbreak, offer new types of tests, integrate its acquisitions and otherwise implement its business plan, as well as additional factors discussed under the heading "Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2020. As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. In addition, it is the Company's practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com/. Forward-looking statements represent the Company's estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward- looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change. For further information, please contact: NeoGenomics, Inc. Doug Brown Chief Strategy and Corporate Development Officer T: 239.768.0600 x2539 M: 704.236.2064 doug.brown@neogenomics.com Charlie Eidson Manager of Investor Relations and Manager of Strategy and Corporate Development T: 239.768.0600 x2726 M: 952.221.8816 charlie.eidson@neogenomics.com Exhibit 99.1